Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Fourth Quarter and Full Year 2019 Results; Delivers 5.3% Increase in Fourth Quarter Same Store Sales

•Consolidated same store sales for the full year increased 3.7%, above the high-end of the Company's guidance of a 2.5 to 3% increase
•Company delivered full year 2019 earnings per diluted share of $3.34 and non-GAAP earnings per diluted share of $3.69, up 3% and 14% respectively versus $3.24 in 2018, a year in which there were no non-GAAP adjustments
•Company to remove the hunt department from approximately 440 additional DICK'S Sporting Goods stores in 2020; Records pre-tax restructuring charges of $48.8 million during fourth quarter 2019
•Company announces a 13.6% increase in its quarterly dividend
•Company expects full year 2020 consolidated same store sales to be approximately flat to an increase of 2%

PITTSBURGH, March 10, 2020 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended February 1, 2020.

Fourth Quarter Results

The Company reported consolidated net income for the fourth quarter ended February 1, 2020 of $69.8 million, or $0.81 per diluted share. The Company reported consolidated net income for the fourth quarter ended February 2, 2019 of $102.6 million, or $1.07 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the fourth quarter ended February 1, 2020 of $113.3 million, or $1.32 per diluted share. Fourth quarter 2019 non-GAAP results exclude pre-tax hunt restructuring charges of $48.8 million, which included $35.7 million of non-cash impairments related to a trademark and store assets and a $13.1 million write-down of inventory, resulting from the Company's decision to remove the hunt department from approximately 440 additional DICK'S Sporting Goods stores in fiscal 2020. There were no non-GAAP adjustments to consolidated net income for the fourth quarter ended February 2, 2019. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the fourth quarter of 2019 increased 4.7% to approximately $2.61 billion. Consolidated same store sales increased 5.3%. Fourth quarter 2018 consolidated same store sales decreased 2.2%, adjusted for the calendar shift due to the 53rd week in fiscal 2017, which the Company believes is the best view of its business.

“We are very pleased with our strong fourth quarter results. Despite the compressed holiday selling season and the challenging conditions we faced with unseasonably warm weather, we delivered a 5.3% comp sales increase, supported by increases in both average ticket and transactions, as well as growth across each of our three primary categories of hardlines, apparel and footwear,” said Edward W. Stack, Chairman and Chief Executive Officer. “During 2019, we made meaningful changes across our business, which fueled our strongest annual comp sales gain since 2012 and a 14% increase in non-GAAP earnings per diluted share over 2018. I’d like to thank all our teammates for their hard work and commitment to DICK’S Sporting Goods, which made this performance possible."

Mr. Stack continued, “As we enter 2020, we remain enthusiastic about our business and have been pleased with our start to the year. We are excited to continue to focus on and enhance our 2019 strategies, which include optimizing our inventory and floor space, delivering differentiated merchandising and driving athlete engagement across all channels. Our outlook balances this enthusiasm with a degree of caution over the coronavirus and how it may impact our business.”

Lauren R. Hobart, President, added, “In 2019, we developed strong momentum in our stores and online. Our efforts demonstrate that when we focus on serving our athletes, we can drive a meaningful impact on sales. We remain focused on driving positive results through an improved service and selling culture, while continuing to improve our omni-channel experience through faster and more reliable delivery as well as improved functionality and performance of our website.

Omni-channel Development

eCommerce sales for the fourth quarter of 2019 increased 15%. eCommerce penetration for the fourth quarter of 2019 was approximately 25% of total net sales, compared to approximately 23% during the fourth quarter of 2018.

In the fourth quarter, the Company closed seven DICK'S Sporting Goods stores and one Golf Galaxy store. As of February 1, 2020, the Company operated 726 DICK'S Sporting Goods stores in 47 states, with approximately 38.5 million square feet, 94 Golf Galaxy stores in 32 states, with approximately 2.0 million square feet and 27 Field & Stream stores in 16 states, with approximately 1.2 million square feet.

Balance Sheet

The Company ended the fourth quarter of 2019 with approximately $69 million in cash and cash equivalents and approximately $224 million in outstanding borrowings under its $1.6 billion revolving credit facility. Over the course of the last 12 months, the Company continued to invest in omni-channel growth, while returning over $500 million to shareholders through share repurchases and quarterly dividends.

Total inventory increased 21% at the end of the fourth quarter of 2019 as compared to the end of the fourth quarter of 2018. This planned increase was due primarily to strategic investments to support key growth categories.

Full Year Results

The Company reported consolidated net income for the 52 weeks ended February 1, 2020 of $297.5 million, or $3.34 per diluted share. For the 52 weeks ended February 2, 2019, the Company reported consolidated net income of $319.9 million, or $3.24 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the 52 weeks ended February 1, 2020 of $329.1 million, or $3.69 per diluted share, which excludes hunt restructuring charges, a gain on the sale of subsidiaries, non-cash asset impairments and the favorable settlement of a litigation contingency. There were no non-GAAP adjustments to consolidated net income for the 52 weeks ended February 2, 2019. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the 52 weeks ended February 1, 2020 increased 3.7% to approximately $8.75 billion. Consolidated same store sales also increased 3.7%. Consolidated same store sales decreased 3.1% for the 52 weeks ended February 2, 2019, adjusted for the calendar shift due to the 53rd week in 2017, which the Company believes is the best view of its business.

Capital Allocation

On March 6, 2020, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.3125 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 27, 2020 to stockholders of record at the close of business on March 20, 2020. This dividend represents an increase of 13.6% over the Company’s previous quarterly per share amount and is equivalent to an annualized dividend of $1.25 per share.

During the fourth quarter of 2019, the Company repurchased approximately 759,000 shares of its common stock at an average cost of $47.53 per share, for a total cost of $36.1 million. Throughout fiscal 2019, the Company repurchased approximately 11.1 million shares of its common stock at an average cost of $36.40 per share, for a total cost of $402.2 million. Under the five-year share repurchase program authorized by the Board of Directors in March 2016, the Company has repurchased approximately $969 million of common stock and has approximately $31 million remaining under the program. On June 12, 2019, the Company's Board of Directors authorized an additional five-year share repurchase program of up to $1 billion of the Company's common stock. The Company plans to continue to purchase under the 2016 program until it is exhausted or expired.

Full Year 2020 Outlook

•The Company's outlook balances the enthusiasm it has for its business with the rapidly evolving coronavirus situation. Accordingly, the low-end of the Company's outlook includes some caution related to supply chain disruption potentially impacting its results beginning in the second quarter.
•Based on an estimated 85.5 million diluted shares outstanding, the Company currently projects earnings per diluted share to be approximately $3.60 to 4.00. The Company's earnings per diluted share guidance only includes the expectation of share repurchases to fully offset dilution in 2020. The Company reported earnings per diluted share of $3.34 for the 52 weeks ended February 1, 2020. On a non-GAAP basis, the Company reported earnings per diluted share of $3.69 for the 52 weeks ended February 1, 2020.
•Consolidated same store sales are currently expected to be approximately flat to an increase of 2%, compared to a 3.7% increase in 2019.
•The Company expects to open nine new DICK'S Sporting Goods stores and six new Golf Galaxy stores in 2020. The Company also expects to relocate 14 DICK'S Sporting Goods stores and relocate three Golf Galaxy stores in 2020.
•In 2020, the Company anticipates capital expenditures to be in the range of $330 to 390 million on a gross basis and in the range of $235 to 295 million on a net basis. In 2019, capital expenditures were $217 million on a gross basis and $180 million on a net basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Comparisons of 2019 non-GAAP financial measures are made to the comparable GAAP financial measures from the prior period because there were no non-GAAP items excluded during the prior period. We believe this comparison is helpful to evaluate the Company’s fourth quarter and full year performance relative to last year. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, including 2020 outlook for earnings and sales; plans to remove hunt from approximately 440 additional DICK'S Sporting Goods stores, optimize inventory and floor space, deliver differentiated merchandise, drive athlete engagement across all channels, provide faster and more reliable delivery, and improve the functionality and performance of the website; capital expenditures; share repurchases and dividends; and anticipated store openings and store relocations.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; investments in omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount devoted to strategic investments and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; the impact of strategic decisions relating to the hunt business, including Field & Stream; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; the potential impact of the coronavirus outbreak; supply chain disruption, including those caused by extreme weather, natural disasters, and public health concerns; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of the Company's business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 29, 2019 and the Quarterly Report filed with the SEC on November 26, 2019. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of February 1, 2020, the Company operated 726 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	February 1, 2020	% of Sales (2)	February 2, 2019	% of Sales

Net sales	$2,608,650	100.00%	$2,492,090	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	1,875,614	71.90	1,797,511	72.13

GROSS PROFIT	733,036	28.10	694,579	27.87

Selling, general and administrative expenses	633,744	24.29	552,232	22.16
Pre-opening expenses	381	0.01	338	0.01

INCOME FROM OPERATIONS	98,911	3.79	142,009	5.70

Interest expense	4,103	0.16	1,937	0.08
Other (income) expense	(4,984)	(0.19)	3,798	0.15

INCOME BEFORE INCOME TAXES	99,792	3.83	136,274	5.47

Provision for income taxes	29,973	1.15	33,719	1.35

NET INCOME	$69,819	2.68%	$102,555	4.12%

EARNINGS PER COMMON SHARE:
Basic	$0.83		$1.09
Diluted	$0.81		$1.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	83,995		94,193
Diluted	85,875		95,490

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	52 Weeks Ended
	February 1, 2020	% of Sales (2)	February 2, 2019	% of Sales

Net sales	$8,750,743	100.00%	$8,436,570	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	6,196,185	70.81	5,998,788	71.10

GROSS PROFIT	2,554,558	29.19	2,437,782	28.90

Selling, general and administrative expenses	2,173,677	24.84	1,986,576	23.55
Pre-opening expenses	5,268	0.06	6,473	0.08

INCOME FROM OPERATIONS	375,613	4.29	444,733	5.27

Gain on sale of subsidiaries	(33,779)	(0.39)	—	—
Interest expense	17,012	0.19	10,248	0.12
Other (income) expense	(15,324)	(0.18)	2,565	0.03

INCOME BEFORE INCOME TAXES	407,704	4.66	431,920	5.12

Provision for income taxes	110,242	1.26	112,056	1.33

NET INCOME	$297,462	3.40%	$319,864	3.79%

EARNINGS PER COMMON SHARE:
Basic	$3.40		$3.27
Diluted	$3.34		$3.24

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	87,502		97,743
Diluted	89,066		98,781

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	February 1, 2020	February 2, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$69,334	$113,653
Accounts receivable, net	53,173	37,970
Income taxes receivable	5,762	6,135
Inventories, net	2,202,275	1,824,696
Prepaid expenses and other current assets	79,472	139,944
Total current assets	2,410,016	2,122,398

Property and equipment, net	1,415,728	1,565,271
Operating lease assets	2,313,846	—
Intangible assets, net	94,768	130,166
Goodwill	245,857	250,476
Other assets:
Deferred income taxes	14,412	13,243
Other	133,933	105,595
Total other assets	148,345	118,838
TOTAL ASSETS	$6,628,560	$4,187,149

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,001,589	$889,908
Accrued expenses	415,501	364,342
Operating lease liabilities	422,970	—
Income taxes payable	10,455	20,142
Deferred revenue and other liabilities	225,959	230,247
Total current liabilities	2,076,474	1,504,639
LONG-TERM LIABILITIES:
Revolving credit borrowings	224,100	—
Long-term operating lease liabilities	2,453,346	—
Deferred income taxes	9,187	11,776
Other long-term liabilities	133,855	766,573
Total long-term liabilities	2,820,488	778,349
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	593	693
Class B common stock	243	245
Additional paid-in capital	1,253,867	1,214,287
Retained earnings	2,645,281	2,455,192
Accumulated other comprehensive loss	(120)	(120)
Treasury stock, at cost	(2,168,266)	(1,766,136)
Total stockholders' equity	1,731,598	1,904,161
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,628,560	$4,187,149

The Company adopted ASU 2016-02, "Leases (Topic 842)", and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	February 1, 2020	February 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$297,462	$319,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	270,448	244,764
Impairment of trademark	28,296	—
Deferred income taxes	(1,160)	(5,258)
Stock-based compensation	43,493	41,941
Gain on sale of subsidiaries	(33,779)	—
Changes in assets and liabilities:
Accounts receivable	400	16,215
Inventories	(377,579)	(94,131)
Prepaid expenses and other assets	6,401	10,980
Accounts payable	94,202	125,632
Accrued expenses	37,826	21,372
Income taxes payable / receivable	(9,314)	7,964
Deferred construction allowances	37,959	27,730
Deferred revenue and other liabilities	9,957	(4,318)
Net cash provided by operating activities	404,612	712,755
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(217,461)	(198,219)
Proceeds from sale of other assets	49,103	—
Proceeds from sale of subsidiaries, net of cash sold	40,387	—
Deposits and purchases of other assets	(1,300)	—
Net cash used in investing activities	(129,271)	(198,219)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	2,263,550	1,875,400
Revolving credit repayments	(2,039,450)	(1,875,400)
Payments on other long-term debt and finance lease obligations	(56,851)	(5,242)
Proceeds from exercise of stock options	5,565	—
Minimum tax withholding requirements	(9,470)	(5,428)
Cash paid for treasury stock	(402,240)	(323,352)
Cash dividends paid to stockholders	(98,312)	(89,273)
Increase (decrease) in bank overdraft	17,548	(78,799)
Net cash used in financing activities	(319,660)	(502,094)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	(42)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(44,319)	12,400
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	113,653	101,253
CASH AND CASH EQUIVALENTS, END OF PERIOD	$69,334	$113,653

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2019			Fiscal 2018
	DICK'S Sporting Goods	Specialty Concept Stores(1)	Total	DICK'S Sporting Goods	Specialty Concept Stores(1)	Total
Beginning stores	729	130	859	716	130	846
Q1 New stores	—	1	1	8	—	8
Q2 New stores	2	2	4	5	—	5
Q3 New stores	6	1	7	6	—	6
Q4 New stores	—	—	—	—	—	—
Closed stores	11	10	21	6	—	6
Ending stores (2)	726	124	850	729	130	859

Relocated stores	3	2	5	4	1	5

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)(2)	Total(3)
Q1 2018	38.4	3.7	42.1
Q2 2018	38.7	3.7	42.4
Q3 2018	38.8	3.7	42.4
Q4 2018	38.6	3.7	42.3
Q1 2019	38.6	3.7	42.2
Q2 2019	38.6	3.7	42.3
Q3 2019	38.8	3.4	42.2
Q4 2019	38.5	3.4	41.8

(1)Includes the Company's Golf Galaxy, Field & Stream and clearance stores. In some markets the Company operates DICK'S Sporting Goods stores adjacent to its specialty concept stores on the same property with a pass-through for customers. The Company refers to this format as a "combo store" and includes combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of February 1, 2020, the Company operated 25 combo stores.

(2)Store count and square footage have been updated to reflect three re-opened DICK'S Sporting Goods stores that are being operated as clearance stores.

(3)Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED
(Dollars in thousands, except per share amounts)

	13 Weeks Ended February 1, 2020
	Gross profit	Selling, general and administrative expenses	Income before income taxes	Net income (2)	Earnings per diluted share
GAAP Basis	$733,036	$633,744	$99,792	$69,819	$0.81
% of Net Sales	28.10%	24.29%	3.83%	2.68%
Hunt restructuring charges (1)	13,135	(35,650)	48,785	43,458
Non-GAAP Basis	$746,171	$598,094	$148,577	$113,277	$1.32
% of Net Sales	28.60%	22.93%	5.70%	4.34%

(1)Hunt restructuring charges of $48.8 million included $35.7 million of non-cash impairments of a trademark and store assets and a $13.1 million write-down of inventory.
(2)Except for the impairment of the trademark, the provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate. The trademark impairment charge of $28.3 million is not deductible for tax purposes.

	52 Weeks Ended February 1, 2020
	Gross profit	Selling, general and administrative expenses	Income from operations	Gain on sale of subsidiaries	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$2,554,558	$2,173,677	$375,613	$(33,779)	$407,704	$297,462	$3.34
% of Net Sales	29.19%	24.84%	4.29%	(0.39)%	4.66%	3.40%
Hunt restructuring charges (1)	13,135	(44,588)	57,723	—	57,723	50,072
Gain on sale of subsidiaries (2)	—	—	—	33,779	(33,779)	(24,996)
Other asset impairments (3)	—	(15,253)	15,253	—	15,253	11,287
Litigation contingency settlement (4)	—	6,411	(6,411)	—	(6,411)	(4,744)
Non-GAAP Basis	$2,567,693	$2,120,247	$442,178	$—	$440,490	$329,081	$3.69
% of Net Sales	29.34%	24.23%	5.05%	—%	5.03%	3.76%

(1)Hunt restructuring charges of $57.7 million included $35.7 million of non-cash impairments of a trademark and store assets, a $13.1 million write-down of inventory and an $8.9 million charge related to our exit from eight Field & Stream stores in the third quarter, which were subleased to Sportsman’s Warehouse.
(2)Gain on sale of Blue Sombrero and Affinity Sports subsidiaries.
(3)Non-cash impairment charges to reduce the carrying value of a corporate aircraft to its fair market value, which was subsequently sold.
(4)Favorable settlement of a previously accrued litigation contingency.
(5)Except for the impairment of the trademark, the provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate. The trademark impairment charge of $28.3 million is not deductible for tax purposes.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	February 1, 2020	February 2, 2019
	(in thousands)
Gross capital expenditures	$(217,461)	$(198,219)
Deferred construction allowances	37,959	27,730
Net capital expenditures	$(179,502)	$(170,489)